UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2024

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 East Colorado Boulevard, Suite 180

Pasadena, California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LIXT	The Nasdaq Stock Market LLC
Warrant to Purchase Common Stock	LIXTW	The Nasdaq Stock Market LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 23, 2024, Lixte Biotechnology Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) on August 19, 2024 indicating that the Company was not in compliance with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b) (the “Stockholders’ Equity Requirement”).

On October 3, 2024, the Company submitted a plan to the Staff to regain compliance with the Stockholders’ Equity Requirement, which outlined the Company’s proposed initiatives to regain compliance by raising equity capital through various registered equity offerings. In that regard, the Company filed a Registration Statement on Form S-1 with the SEC on October 22, 2024 to raise up to $4,000,000 of equity capital.

On October 21, 2024, the Staff provided notice (the “Notice”) to the Company that it has granted an extension through February 18, 2025 to regain compliance with the Stockholders’ Equity Requirement. By February 18, 2025, the Notice requires that the Company must complete its capital raising initiatives and evidence compliance with the Stockholders’ Equity Requirement through filing a Current Report on Form 8-K with the SEC providing certain required information.

If the Company fails to evidence compliance with the Stockholders’ Equity Requirement upon filing its periodic report for the quarter ending March 31, 2025 with the SEC, it may be subject to delisting. If the Staff determines to delist the Company’s common stock, the Company will have the right to appeal to a Nasdaq hearings panel. There can be no assurances that the Company will be able to regain compliance with the Stockholders’ Equity Requirement during the extension period.

The Notice has no immediate effect on the listing of the Company’s common shares and warrants, which will continue to trade on The Nasdaq Capital Market under the symbols “LIXT” and “LIXTW”, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2024	LIXTE BIOTECHNOLOGY HOLDINGS, INC.
(Registrant)

	By:	/s/ BASTIAAN VAN DER BAAN
Bastiaan van der Baan
Chief Executive Officer